Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Burford Capital Limited 2025 Omnibus Incentive Compensation Plan and the Burford Capital Deferred Compensation Plan, of our report dated March 28, 2024 (except for the paragraph “Reclassifications” within Note 2 and the 2023 and 2022 segment information within Note 4, as to which the date is March 3, 2025), with respect to the consolidated financial statements of Burford Capital Limited, included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Guernsey, Channel Islands
May 16, 2025